UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 15, 2011

Global Indemnity plc

(Exact name of registrant as specified in its charter)

Ireland	001-34809	98-0664891
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Arthur Cox Building Earlsfort Terrace Dublin 2, Ireland	None
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: +(353) (0) 1 618 0517

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 15, 2011, Global Indemnity plc (Nasdaq:GBLI) (“Global Indemnity”) announced the appointment of Cynthia Y. Valko as Chief Executive Officer of Global Indemnity and a member of the Board of Directors effective September 19, 2011.

Ms. Valko joins Global Indemnity from GMAC Insurance where Ms. Valko served as Senior Vice President – Commercial Lines since February 2010. From 2007 through 2010, Ms. Valko served as management consultant for Cerberus Private Equity, directing turnaround/sales transactions for their GMAC Insurance Property and Casualty Businesses. From 1998 through 2006 Ms. Valko was Chief Operating Officer/Executive Vice President of New York Life International. Prior to joining New York Life International, Ms. Valko held numerous positions of increasing responsibility in the insurance industry beginning in 1976.

The terms of Ms. Valko’s employment agreement are being finalized at this time.

Larry A. Frakes, current President & Chief Executive Officer of Global Indemnity, will remain on the Board of Directors and employed through the expiration of his contract on December 31, 2011. Effective September 19, 2011, Mr. Frakes will relinquish his duties as Chief Executive Officer and provide assistance to Ms. Valko as she transitions to her new role.

Item 8.01 Other Events.

On September 15, 2011, Global Indemnity issued two press releases, a copy of which is attached as Exhibit 99.1 and Exhibit 99.2 to this report and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release dated September 15, 2011.

99.2	Press Release dated September 15, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Global Indemnity plc

September 15, 2011	By:	/s/ Linda C. Hohn
	Name:	Linda C. Hohn
	Title:	Vice President and Associate General Counsel

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated September 15, 2011.

99.2	Press Release dated September 15, 2011